[EXECUTION VERSION]

V7 LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May___, 2011

i

DRAFT 5/24/2011

LIMITED LIABILITY COMPANY AGREEMENT

OF

V7 LLC

This Limited Liability Company Agreement (this “Agreement”) of V7 LLC, a New York limited liability company (the “Company”), dated as of the ____ day of May ___, 2011, is made and entered into by and among  Michael Vick an individual residing at  _________________________________ (“Vick”), Excel Corporation a Delaware corporation with offices at 1384 Broadway, 17th Floor, New York, New York 10018 (the “Excel”) and Brian Sher an individual residing at  ___________________________________________ (“Sher”) (each individually a “Member,” and, collectively, the “Members”).

In consideration of the mutual agreements made herein, the Members hereby agree to constitute a limited liability company pursuant to the Act as follows:

SECTION 1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

1.1         “Act” means the New York Limited Liability Company Law, as amended from time to time.

1.2         “Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account, increased for the amount such Member is deemed obligated to restore pursuant to (A) the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5) and (B) Treasury Regulations Sections 1.704-1(b)(2)(ii) (c), as of the end of the Company’s Fiscal Year or other applicable period, and reduced for the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

1.3         “Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person.  For purposes of this definition, the terms (including, with correlative meaning) “control,” “controlled by” and “under common control with,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.4         “Available Cash” means the cash of the Company available for distribution from any source, to the extent not reasonably required for current or anticipated future expenses, obligations or reserves, as determined by the Manager.

1.5         “Capital Account” has the meaning set forth in Section 6.2 hereof.

1.6         “Capital Contribution” means, with respect to any Member, the money and the initial Gross Asset Value of any other property contributed by or on behalf of the Member to the Company pursuant to Section 6 hereof.

1.7         “Certificate” means the Articles of Organization of the Company filed with the New York Secretary of State, as the same may be amended from time to time in accordance with the Act.

1.8         “Code” means the Internal Revenue Code of 1986, as amended.

1.9         “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowed or allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, further, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members; and provided, further, that with respect to any asset to which the remedial allocation method is applicable pursuant to Section 8.4 hereof, Depreciation with respect to such asset shall be calculated in accordance with Treasury Regulations Section 1.704-3(d)(2).

1.10       “Economic Interest” means a Person’s share of the Net Profits and Net Losses of, and the right to receive distributions from, the Company.

1.11       “Economic Interest Holder” means any Person who holds an Economic Interest whether as a Member or an unadmitted assignee of a Member.

1.12       “Excel Group” means Excel and any Permitted Transferee of Excel.

1.13       “Fiscal Year” means the taxable year of the Company for federal income tax purposes.

1.14       “Gross Asset Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by the contributing Member and the Company;

(ii)          if the Members reasonably determine that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company assets shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g) to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Members, as of the following times:  (a) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for an interest in the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for the redemption of an interest in the Company;  (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to, or for the benefit of, the Company, or (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)         the Gross Asset Value of any asset distributed to any Member shall be the gross fair market value of such asset (computed without taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the Members as of the date of distribution; and

(iv)         the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Members reasonably determine that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company’s assets for purposes of computing Net Profits and Net Losses.

1.15       “Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(a)         the Member makes an assignment for the benefit of creditors;

(b)         the Member files a voluntary petition of bankruptcy;

(c)         the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(d)         the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(e)         the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(f)          the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in subsections (a) through (e) above;

(g)         any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a  trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated; or

(h)         if the Member is a partnership, the dissolution or liquidation of the partnership, the revocation of its charter, the winding up of its affairs, the end of its term.

(i)          Notwithstanding anything in this agreement to the contrary, the existence, continuation, or expansion of any bankruptcy or similar proceedings already ongoing at the time this Agreement is executed regarding Mr. Vick or shall not be considered an event of Involuntary Withdrawal.

1.16       “Licensee” is a person or an entity to which the Company grants Rights.

1.17       “License Agreements” means all agreements granting Rights to Licensees entered into by the Company.

1.18       “Licensing Revenue” means royalties, licensing fees, advances, minimum guarantees advertising participation and marketing funds, and all and any other amounts payable to the Company by Licensees under the License Agreements

1.19       “Mark” means  the trade name “V7” and all such other names, marks, trade names, trademarks, service names, service marks, logos, symbols, concepts, and properties, brands, and other distinctive identifications adopted by or associated with Vick as may be applied to any products encompassed by International Trademark Classes 3, 18 or 25, but excluding shoes or footwear until the parties shall further agree otherwise, and further including such other items or classes as the parties shall agree, as set forth and described in the attached Schedule A, which shall be amended from time to time .

1.20       “Master License” means the master license, by and between the Company and Vick in substantially the form annexed as Schedule B, pursuant to which the Company will have an exclusive, royalty-free, license and right to use the Mark in all product and service categories throughout the Territory for a term of 25 years.

1.21       “Membership Interests” means a Member’s aggregate rights in the Company, expressed as a percentage, including without limitation, a Member’s right to a share of the profits and losses of the Company, the right to receive distributions from the Company and the right to vote, in each case to the extent provided for in this Agreement.  The initial Membership Interest of each Member is set forth on Exhibit A annexed.

1.22       “Minimum Gain” means the total gain which the Company would realize if it sold, in a taxable disposition, each of its assets that were subject to nonrecourse liabilities in full satisfaction of the liabilities.  In computing such gain, only the portion of the assets’ tax bases allocated to nonrecourse liabilities of the Company shall be taken into account.

1.23       “Net Profits” and “Net Losses”, respectively, shall mean for each Fiscal Year or other applicable period, the net taxable income or loss (i.e., the aggregate amount of all income and gain reduced by the aggregate amount of all loss and deduction) of the Company determined in accordance with GAAP, the method of accounting followed by the Company, for federal income tax purposes and determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, (i) any receipts of the Company that are exempt from federal income tax shall be added to such income or loss, (ii) any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as so described pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), shall be subtracted from such income or loss, (iii) in lieu of depreciation, amortization and other cost recovery deductions, there shall be taken in account Depreciation in computing such taxable income or loss, (iv) gain or loss resulting from the disposition of any property shall be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value, and (v) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses.

1.24       “Permitted Transferee” shall have the meaning set forth in Section 10.2.

1.25       “Person” means any natural person, partnership, corporation, limited liability company, trust, estate, association, unincorporated organization or other legal entity or association having a distinct individual legal existence.

1.26       “Rights” means any license or other rights which may be granted by Vick or any of his Affiliates to use the Mark and any sublicense or other rights which may be granted by the Company.

1.27       “Territory” means the world.

1.28       “Transfer” means, when used as a noun, any voluntary sale, assignment, attachment, pledge, hypothecation, or other relinquishment, and, when used as a verb, means, voluntarily to sell, assign, pledge, hypothecate or otherwise relinquish.

1.29       “Vick Group” means Vick, Sher and any Permitted Transferee thereof.

1.30       “Voluntary Withdrawal” means a Member’s disassociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

SECTION 2.  Formation, Purpose, Term.

2.1         Formation;  Qualification.  The Company has been formed under the laws of the State of New York on the date of the filing of the Certificate with the New York Secretary of State on February 22, 2011.  The Members shall cause to be executed, filed and published such documents and instruments with such appropriate authorities and/or in such publications as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in New York.  This Agreement is intended to serve as a limited liability company agreement as such term is defined in Section 417 of the Act.  The parties intend that the Company shall elect to be taxed as a partnership.

2.2         Name.  The business of the Company shall be conducted under the name “V7 LLC.”  The Manager shall have the power to change the name of the Company at any time,  provided that written consent of all Members is first obtained and provided further before any other name is used appropriate trade name or other filings shall be made such that the use of any such name complies with all legal requirements.

2.3         Purposes.  The Company is organized for the purpose of transacting any and all lawful business for which a limited liability company may be organized under the Act.  Subject to the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.  The primary business of the Company shall be (a) to manage the Mark, as master licensee pursuant to the Master License; (b) to develop a program for the commercialization of the Mark, and (c) to license the Mark in the Territory to Licensees in connection with all and any product and service categories, and to enter into License Agreements for such purpose.  The Company shall not enter into a different area of business without the unanimous written approval of all of the Members.

2.4         Powers.  The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

2.5         Principal Place of Business;  Registered Office and Agent.  The principal office of the Company shall be located at 1384 Broadway, 17th Floor, New York, New York  10018, or such other place as shall be determined by the Manager.

2.6         Term.  The term of the Company shall commence upon the filing of the Certificate with the New York Secretary of State (which occurred on February 22, 2011), and shall terminate as herein provided.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Act.

2.7         Organization Expenses.  The Company shall pay all expenses incurred in connection with the formation and organization of the Company.  Such expenses shall include, without limitation, fees of legal counsel, fees of a registered agent, registration fees, filing and publication costs and other like expenses, including fees incurred by Members in the establishment of same.

SECTION 3.  Members and Members’ Interests.

3.1         Names of Members and Membership Interests.  The names of the Members and the Membership Interests (expressed as a percentage) held by such Members, respectively, are set forth on Exhibit A hereto.

3.2         Limitation on Liability.  No Member shall be liable for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, except as provided by law or as specifically provided otherwise herein.  All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.  No Member shall be required to make any contribution to the Company by reason of any negative balance in the Member’s Capital Account nor shall any negative balance in a Member’s Capital Account create any liability on the part of the Member to any third party.

3.3         Business Transactions Involving a Member or Affiliate of a Member.  A Member or its Affiliate may lend money to, provide services to and transact other business with the Company and shall have the same rights and obligations with respect to such matters as a Person who is not a Member or an Affiliate of a Member; provided that (i) the material facts as to such Person’s relationship or interest in and as to the contract or transaction are disclosed to the Members, and the Members in good faith authorize the contract or transaction by the affirmative votes of a majority of the disinterested Members, even though the disinterested Members constitute less than a quorum and (ii) the terms on which all such lending, services and other business are transacted shall be on an arm’s length basis as reasonably determined in good faith by a majority of such disinterested Members.

SECTION 4.  Management of the Company.

4.1         Manager.   The powers of the Company shall vest in, be exercised by or under the authority of, and the business and affairs of the Company shall be managed by one manager (the “Manager”), and each of the Members hereby delegates to the Manager, all management and control over Company affairs. The Manager shall have full authority, power and discretion to direct, manage and control the business, affairs, and properties of the Company, including but not limited to all of the day-to-day business, and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of Company business, unless otherwise provided in the Act, the Certificate or this Agreement.

4.2         Powers of Manager.  Without limiting the generality of Section 4.1, and except as expressly provided in this Agreement, the Manager, shall have full power and authority to act on behalf of the Company, without the requirement of obtaining the consent of any Member in connection therewith, to:

(a)         execute any document or instrument on behalf of the Company which is necessary to carry out the intent and purpose of this Agreement; and

(b)         execute on behalf of the Company all agreements, instruments and documents which are necessary or desirable to the business of the Company, provided, however, that (i) no decision may be made on behalf of the Company with respect to the borrowing of funds, the payment, disbursement, or distribution of any funds of the Company (except for Tax Distributions) to any Member or any Affiliate of any Member without the prior approval of all Members, and (ii) the Company shall not enter into any License without the approval of Vick in accordance with Section 4.14.

4.3         Limitation of Members’ Authority.  The Manager has the exclusive authority to bind the Company.   No Member solely by virtue of Membership) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any liability on behalf of the Company.

4.4         Appointment of Manager.  The Company and Members agree that the initial Manager shall be Excel, which shall act by and through its designee, Ruben Azrak. In the event that Ruben Azrak is, at any time, unable to act on behalf of Excel, Excel shall be entitled to designate a substitute or replacement designee of its choice so long as it is still a Member.  In the event Excel’s status as a Member is terminated for any reason, Excel shall no longer have the right to appoint a substitute or replacement Manager, and the remaining Members shall appoint a Manager by majority vote.  Upon the resignation or termination of the Manager, the Members shall appoint a substitute Manager by written consent of all Members. The Company, on the written demand of all Members shall remove, replace or substitute any Manager.   No Manager shall have the authority to bind the Company to any employment contract employing such Manager without the written consent of all Members.

4.5         Officers.  The Manager may designate one or more individuals to serve as the officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager.  Any officer of the Company may be removed by the Manager, at any time, with or without cause.  Each officer shall hold office until his or her successor is elected and qualified.  Any number of offices may be held by the same individual.  Officers shall report to the Manager.  The salaries and other compensation of the officers shall be fixed by the Manager.  The initial officers, if any, are set forth on Exhibit B annexed hereto.  In the event any officer or employee performing executive level functions is a member of any Member’s family, is an Affiliate of any Member, or is employed by or engaged in working for any Affiliate of any Member, the Manager shall obtain approval of all Members of all employment terms before employing such person, and shall terminate the employment of any such person immediately on the written demand of Members representing 70% or more of all Membership Interests.

4.6         Expenses.  The Company shall reimburse the Manager and Members, out of any available funds of the Company, for reasonable out-of-pocket expenses incurred in connection with the business of the Company.

4.7         Meetings of and Voting by Members.

(a)         A meeting of the Members may be called at any time by the Manager, or by the holders of 70% or more the Membership Interests for any matter which is outside of the ordinary course of business, including the admission of new Members (except as provided in Section 10), or under the Act requires the resolution, decision or consent of Members.  Meetings of Members shall be held at the Company’s principal place of business or at such other location as those Members calling the meeting shall specify.  Not less than 10 nor more than 60 days before each meeting, the Members calling the meeting shall deliver or mail written notice of the meeting to each Member, stating the time, place and purpose of the meeting and indicating that it is being issued by or at the direction of the Member calling the meeting.  A Member may waive notice of any meeting, before or after the date of such meeting, by delivering a signed waiver to the Company for inclusion in the minutes of the Company or by his, her or its presence at the meeting in person or by proxy.  Members may participate in any meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation shall constitute presence in person at the meeting.  Provided, however, that all Members attending such meetings must approve and acknowledge any and all written records or memorialization of such meetings before such records may be entered in the books and records of the Company.  Until such approval is granted, any decision of the Members reflected in such writings shall not be considered the act or agreement of, or evidence of the act or agreement of, the Members.  Any Member objecting to the contents of any such writing shall provide notice to all other Members stating objections with specificity within 4 weeks of any draft writing circulation.  In the absence of any such objections, each Member’s approval shall be presumed. At any meeting of Members, the presence in person or by proxy of the holders of a majority of Membership Interests shall constitute a quorum.

(b)         The record date for the purpose of determining the Members entitled to notice of a Member’s meeting, for voting or the taking of any other action, shall be the tenth day prior to the date of the meeting or action.

(c)         A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member’s duly authorized attorney-in-fact.

(d)         Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having the minimum number of votes that would be necessary to authorize or take action at a meeting.  The record date for determining Members entitled to take action without a meeting is the first date a Member signs a consent to such action.  Any action to be taken by the Members shall be authorized by the consent of the holders of a majority of the Membership Interests.

4.8         Master License; Condition Precedent.    Simultaneously with the execution of this Agreement, or as soon as practicable thereafter, the Company and Vick shall enter into the Master License with full right to sublicense.  The execution and delivery of the Master License by and between Vick and the Company shall be a condition precedent to the obligation of any Member to make any Capital Contribution under this Agreement.   Vick agrees that in the event that the Mark is or at any time shall be owned by any Affiliate of Vick or any other Person, Vick shall cause such Affiliate or Person to execute and deliver a writing granting a master license to the Company in accordance with the terms of the Master License without any additional consideration on the part of the Company.

4.9         Exclusivity.   Vick agrees that the licensing of the Mark by the Company pursuant to the Master License shall be the exclusive vehicle and method for the commercial exploitation of the Mark and the granting of Rights thereto, including, without limitation any and all other and/or subsequent names, marks and logos that are used by or associated with Vick and amended into Schedule A by agreement of the Members. Accordingly, neither Vick nor any Affiliate of Vick shall grant any Rights or enter into any agreement, or conduct negotiations to enter into any agreement or other arrangement to promote or license the Mark in connection with any products or services, whether bearing or using the Mark or otherwise sold in connection with the Mark, or otherwise in conflict with the rights granted hereunder, or under the Master License, to the Company. Notwithstanding that the classes of goods and services for which Rights granted under the Master License will be exploited are limited to International Trademark Classes 3, 18, and 25 (excluding shoes), Vick agrees that (a) the provisions of this Section 4.9 shall also apply to the use of any names, marks or logos identical or confusingly similar to V7 and any other Mark in all other categories of goods and services, unless all of the Members otherwise agree in writing; and (b) neither Vick nor any Affiliate of Vick shall grant any Rights or, enter into any agreement or conduct negotiations to enter into any agreement or arrangement to promote any other name, mark, logo or symbol associated with Vick (even if they have not been amended into Schedule A) with respect to any of the goods and services in International Trademark Classes 3, 18, and 25 (except for shoes), unless all of the Members otherwise agree in writing; provided, however, that nothing herein shall be construed as preventing Vick from endorsing or promoting products and services under brands of third parties or otherwise as long as such products do not incorporate or otherwise use the Mark.

4.10       Competition.   Except as provided in Section 4.9 hereinabove, the Members may engage in other activities of any nature, it being acknowledged and agreed that Members and/or Affiliates are and will continue to be engaged in the promotion, advertising, manufacture, distribution and sale of licensed and other branded apparel and other products, some of which may compete with the products sold pursuant to the License Agreements, and that Members and/or Affiliates shall also be entitled to provide licensing agency, brand management, and other services to other Persons.

4.11       Mark.  The Master License shall provide that the Mark shall be maintained and registered in accordance with the Master License, which shall provide, among other things, that the Company pay to Vick (or such Affiliate of Vick that owns the Mark) the funds required to register and maintain the registration of the Mark in such jurisdictions as required by the Company.

4.12       Vick represents and warrants that (a) he is the owner of all rights in and to the Mark; (b) he has the full power and right to license such Mark the Company in accordance with the Master License; (c) he has not directly or indirectly granted, or agreed to grant, to any Person, or agreed to grant to any Person any license to use the Mark or any authority, power or right to act for him in connection with the Mark or the licensing, use, or commercial exploitation thereof, or to pay any finders fee, commission, royalty or any other amount in connection with the Mark or any transaction relating thereto; (d) he is not directly or indirectly bound by any agreement, contract or other binding obligation, or any judgment, order or decree that would prevent, limit or restrict him from entering into this Agreement or the Master License or from performing any of his obligations as provided herein or therein, or otherwise conflict with the purposes and transactions contemplated hereunder.  Vick hereby agrees to defend, indemnify and hold the Company, its Members and the Manager officers, employees, agents, and Affiliates, harmless from and against any and all claims, liabilities, judgments, penalties, and taxes, civil and criminal, and all costs, expenses (including, without limitation, reasonable attorneys' fees) incurred in connection therewith, which any of them may incur or to which any of them may be subjected, arising out of or relating to a breach of any of Vick’s representations and warranties under this Section 4.12.

4.13       Licensing Business.    The Company shall develop opportunities, devise and implement merchandising and licensing programs in all such product and service categories, in any places within the Territory,  all as determined by the Company, establish lines of merchandise and product; and promote, negotiate, execute, implement, supervise, oversee, monitor, and enforce License Agreements with Licensees, including but not limited to (a) approval of concept; and products; (b) quality control; (c) compliance by Licensees and manufacturers with the Company’s licensing, manufacturing, social, ethical, and other standards,  (d) collection of royalties; (e) record keeping and billing; (f) review of sales reports; (g) auditing of records of Licensees; (h) enforcement of License Agreements; (i) managing of the Mark and maintaining trademark (and, where necessary, other intellectual property right) registration and protection in all jurisdictions where necessary for granting Rights; (j) enforcement of the Mark against third party violators; and (k) management and payment of expenses, disbursements, collection fees or other costs (including legal expenses and attorneys fees) required to collect royalties, designing, supervising, accounting and all other expenses incurred in connection with the development and management of the License Agreements and the Rights, and protection of the Mark.   The Company may enter, and nothing herein shall be construed as restricting the Company from entering, into License Agreements with Members of the Company and their respective Affiliates or related entities on such terms and conditions agreed upon between the Company and such Member (or Affiliate), subject to Vick’s approval rights under Section 4.14 hereof and under the Master License.

4.14       All proposed License Agreements entered into by the Company shall be subject to the express written approval of Vick.  Vick will not unreasonably withhold or delay approval and execution of any proposed License Agreement and will provide the Manager with written objections with detailed reasons for any proposed agreement rejected by Vick.  Vick shall be entitled to reimbursement of his reasonable expenses, including expenses for professional advice, in reviewing and commenting on any such proposed License Agreement.

SECTION 5.  Accounting and Records.

5.1         Records and Accounting.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with generally accepted accounting principles (“GAAP”).  The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.  The Fiscal Year of the Company shall be the year ended December 31.

5.2         Access to Accounting Records.  All books and records of the Company shall be maintained at the Company’s principal place of business, and each Member, and the Member’s duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times for any purpose reasonably related to its interest in the Company.  Each Member shall have the full and complete right to audit all books and records of the Company at any time on reasonable notice with access granted within 30 days of such notice.

5.3         Accounting Decisions.  All decisions as to accounting matters shall be made by the Members.

5.4         Tax Matters Partner; Federal Income Tax Elections.  Excel shall be the “tax matters partner” for purposes of the Code (hereinafter referred to as the “Tax Matters Partner”) and shall notify the Members of any audit or other matters of which he is notified or becomes aware.  The Tax Matters Partner shall cause all income tax and information returns for the Company to be prepared by the Company’s accountants and shall cause such tax returns to be timely filed with the appropriate authorities.  The Members by agreement, may make all elections for federal income tax purposes which elections shall be implemented through the Tax Matters Partner, provided, that the Company shall make no elections inconsistent with its being treated as a partnership for income tax purposes.

5.5         Other Records.  The Company shall maintain records at the principal place of business of the Company, which shall include the following (originals of which shall be made available to a Member for copying at such Members own expense upon his, her or its written request):

(a)         financial reports of the Company, if any, for the most recent Fiscal Year;

(b)         a current list of the name and last known business, residence or mailing address of each Member;

(c)         copies of the Company’s federal, state and local income tax returns and reports, if any, for the seven most recent years;

(d)         a copy of the Certificate and all amendments thereto;

(e)         a copy of this Agreement and all amendments hereto;

(f)          copies of any written information with respect to the amount of cash and a description and statement of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future and the date such Member became a Member;

(g)         minutes of every meeting of Members;

(h)         any written consents obtained from Manager or Members for actions (if any) taken by Members without a meeting; and

(i)          any and all financial materials required for a complete audit of the financials of the Company.

SECTION 6.  Capital Contributions.

6.1         Capital Contributions of the Members; Additional Members.

(a)         The initial Capital Contributions shall be in the amounts expressed in U.S. dollars set forth on Exhibit A (“Initial Capital Contributions”).  No Member shall be required to make any Capital Contributions to the Company other than the Initial Capital Contributions required to be made by such Member under this Section 6.1(a).

(b)         In the event that the Company requires additional funds for the operation of the Company’s business and all Members consent, each Member shall be entitled, but not required, to advance loans (“Member Loans”) for such purpose.  Member Loans shall bear interest at the rate of two (2%) in excess of the Prime interest rate as published from time to time by the Wall Street Journal. Member Loans shall be repaid in full before any distributions of available funds, except for tax distributions as provided in Section 7.2.

6.2         Capital Account.

(a)         A capital account (a “Capital Account”) shall be established for each Member.  The Capital Account shall be credited with (i) the Capital Contributions of such Member (net of liabilities relating to any contributed property that the Company is considered to assume or take subject to under Code Section 752), (ii) such Member’s share of Net Profits as determined pursuant to Section 8, (iii) any items of income or gain that are taken into account in determining capital accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) on account of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) and (iv) the amount of any liabilities of the Company that are assumed by such Member, other than liabilities described in Section 6.2(b)(i).

(b)         The Capital Account shall be debited by (i) the amount of cash and the Gross Asset Value of other property distributed to such Member (net of any liabilities relating to such distributed property that the Member is considered to assume or take subject to under Code Section 752), (ii) such Member’s share of Net Losses as determined pursuant to Section 8, (iii) any items of loss that are taken into account in determining capital accounts under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) on account of Code Section 734(b) or Code Section 743(b) adjustments to the tax basis of Company assets and (iv) the amount of any liabilities of such Member that are assumed by the Company, other than liabilities described in Section 6.2(a)(i).

In the event the Gross Asset Value of Company assets is adjusted under the provisions of the definition thereof in Section 1, the Capital Accounts of the Members shall be adjusted to reflect the aggregate net adjustment as if the Company recognized Net Profits or Net Losses equal to the amount of such aggregate net adjustment and such Net Profits or Net Losses were allocated to the Members pursuant to Section 8.1 of this Agreement.  The foregoing provisions relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be applied in a manner consistent with such Regulations.

(c)         Upon the transfer of an interest of a Member in the Company in accordance with the terms of this Agreement (x) if such transfer does not cause a termination of the Company within the meaning of Code Section 708(b)(1)(B), the Capital Account of the transferor Member that is attributable to the transferred interest will be carried over to the transferee Member and, if the Company has a Code Section 754 election in effect, the Capital Account will not be adjusted to reflect any adjustment under Code Section 743, or (y) if such transfer causes a termination of the Company within the meaning of Code Section 708(b)(1)(B), the income tax consequences of such termination shall be governed by the relevant provisions of Subchapter K of Chapter 1 of the Code and the Regulations promulgated thereunder, and the initial Capital Accounts of the Members in the new limited liability company resulting from such termination (which for all other purposes shall continue to be the Company) shall be determined in accordance with the Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (e), (f), (g) and (l) under Code Section 704(b) and thereafter in accordance with this Section 6.2.

6.3         Return of Contributions.  Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or demand a refund or return of any Capital Contributions or any interest thereon.

6.4         No Third-Party Beneficiary Rights.  Notwithstanding the provisions of Section  502(b) of the Act, the provisions of this Section 6 are not intended to be relied upon by and are not for the benefit of any creditor or any other Person (other than a Member in its capacity as such) to whom any debts, liabilities or obligations are at any time owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any of the Members.

SECTION 7.  Distributions.

7.1         Non-Liquidating Distributions.  Except for payment of the Tax Distribution as provided in Section 7.2 and repayment of Member Loans, as provided in Section 6.1(c), distributions of Available Cash by the Company to the Members shall be made at the times and in the aggregate amounts as determined by unanimous agreement of the Members.  The Manager shall have the authority to establish reasonable reserves for working capital, contingencies or other items and for the satisfaction of liabilities (including contingent liabilities) of the Company.   Except as provided in Section 7.3, distributions of Available Cash shall be made to the Members first in proportion to their respective positive Capital Account balances and then in proportion to their Membership Interests.

7.2         Tax Distributions. Subject to any limitations under this Agreement, and unless otherwise determined by the holders of a majority of the Membership Interests, the Company shall, to the extent permitted by law, distribute to the Members in proportion to the Membership Interests held by each Member, within ninety (90) days from the end of each fiscal year, a portion of its Available Cash (the “Tax Distribution”) that is sufficient to enable the Members to pay federal state and local taxes imposed on their allocable share of the Company’s undistributed income, based on the highest combined effective tax rate applicable to a resident of New York City, less any amounts previously advanced by the Company for such purposes.  To the extent that the aggregate advances exceeded amount required for the Tax Distribution, the Members shall reimburse (in cash or by way of setoff, as determined by the Manager) the difference.

7.3         Capital Account Limitation; Liquidation.  Upon the liquidation of the Company, or any Member’s interest in the Company, liquidation proceeds, if any, shall be distributed in accordance with the provisions of Section 11.3.

7.4         Certain Terms.  For purposes of this Agreement, (x) the term “liquidation of the Company” shall mean either (a) a termination of the Company, which shall be deemed to occur, for purposes of this Section 7.3, on the date upon which the Company ceases to be a going concern and is continued in existence solely to wind up its affairs, or (b) a termination of the Company pursuant to Section 708(b)(1)(A) of the Code; and (y) the term “liquidation of a Member’s interest in the Company” shall mean the termination of Member’s entire interest in the Company effected by a distribution, or a series of distributions, by the Company to the Member.

7.5         Withholding.  If the Manager determines that Federal, state or local tax laws  require the Company to withhold any tax with respect to a Member’s distributive share of income, gain, loss, deduction or credit or any distributions, the Manager shall cause the Company to withhold and pay such tax.  If at any time the amount required to be withheld exceeds the amount that would otherwise be distributed to the Member to whom the withholding requirement applies, any such excess shall be deemed to be an interest free advance to the Member receiving such excess distributions, payable to the Company from subsequent distributions as made.  Any amount withheld with respect to a Member shall be treated as though it had been distributed to that Member under Section 7.1 for all purposes of this Agreement.

SECTION 8.  Allocations.

8.1         General Allocations of Net Profits and Net Losses.  Except as otherwise provided in Section 8.2, Net Profits and Net Losses with respect to each Fiscal Year or applicable portion thereof shall be allocated to the Members in accordance with their respective Membership Interests.

8.2         Special Allocations.  Notwithstanding anything in this Agreement to the contrary:

(a)         No Member shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Member’s Adjusted Capital Account.  If any Member with a deficit in its Adjusted Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then Company items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in said Member’s Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible.  The Members intend that the provisions set forth in this clause will constitute a “Qualified Income Offset” as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(b)         The following provisions shall be applicable beginning in the first taxable year in which the Company has “nonrecourse deductions” as defined in Treasury Regulations Section 1.704-2(b)(1):

(i)           All nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be charged to the Capital Accounts of the Members in proportion to their respective Membership Interests.

(ii)          If in any Fiscal Year of the Company there is a net decrease in Minimum Gain, then each Member with a share of Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)(1)) as of the beginning of such year shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for succeeding years), equal to that Member’s share of the net decrease in Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(g)(2)).  In allocating the income and gain pursuant to the previous sentence, gains recognized from the disposition of Company assets subject to nonrecourse liabilities of the Company shall be allocated first to the extent of the decrease in Minimum Gain attributable to the disposition of said asset.  Thereafter, any income and gain to be allocated shall consist of a pro rata amount of other Company income and gain for that year.  The Members intend that this clause (ii) will constitute a “Minimum Gain Chargeback” as set forth in Treasury Regulations Section 1.704-2(f).

(iii)         If any Member bears the “economic risk of loss” (within the meaning of Treasury Regulations Section 1.752-2) with respect to any nonrecourse loan of the Company, then (A) the losses, deductions or Section 705(a)(2)(B) expenditures that are attributable to such nonrecourse loan for any Fiscal Year or other period shall be allocated to the Members who bear the burden of such economic risk of loss in accordance with Treasury Regulations Section 1.704-2(i), and (B) if in any taxable year there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as defined in Treasury Regulations Section 1.704-2(i)(2)) (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)) attributable to such nonrecourse loan, each Member with a share of Partner Nonrecourse Debt Minimum Gain attributable to such nonrecourse loan (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years), equal to that Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)).

8.3         Regulatory Provisions.  The provisions of Section 8.2 (collectively, the “Regulatory Provisions”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 8.3.  Therefore, notwithstanding any other provision of this Agreement, other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Members so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each Member are equal to the net amount that would have been allocated to such Member if the Regulatory Provisions were not part of this Agreement.  In applying this Section 8.3, there shall be taken into account (a) future allocations under Section 8.2(b)(ii) that, although not yet made, are likely to offset other allocations previously made under Section 8.2(b)(i) , and (b) future allocations under Section 8.2(b)(iii)(B) that, although not yet made, are likely to offset other allocations previously made under Section 8.2(b)(iii)(A).

8.4         Code Section 704(c) Allocations.  Notwithstanding any other provision in this Section 8, in accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value on the date of contribution.

If, under Treasury Regulations Section 1.704-1(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a Gross Asset Value that differs from the adjusted tax basis of such property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its Gross Asset Value in the same manner as variations between the adjusted tax basis and Gross Asset Value of property contributed to the Company are taken into account (as provided in the preceding paragraph) in determining the Members’ shares of tax items under Section 704(c) of the Code.

Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses or other items of distributions pursuant to any provision of this Agreement.

8.5         Other Allocation Rules.

(a)         Except as may otherwise be provided herein, whenever a proportionate part of Net Profits or Net Losses of the Company is credited or charged to a Member’s Capital Account for any Fiscal Year, every item of income gain, loss, or deduction entering into the computation thereof shall be considered either credited or charged, as the case may be, and every item of credit or tax  preference related thereto and applicable to such Fiscal Year shall be allocated to, such Capital Account in the same proportion.  Upon any change in the relative interests of the Members in the Company, whether by reason of the admission or withdrawal of a Member, the transfer by any Member of all or any part of its interest, or otherwise, the Members’ shares of all Company items shall be determined by reference to any method acceptable under the Treasury Regulations under Section 706 of the Code, as determined by the Members.

(b)         Interim Allocations Due to Membership Interest Adjustments.  In the event of a change in the Membership Interests during any Fiscal Year or a transfer of an interest in the Company in accordance with the terms of this Agreement, the Company’s Net Profit and Net Loss shall be allocated among the Members for the periods before and after the change or transfer pursuant to an interim closing of the books.  This Section 8.5(b) shall apply both for purposes of computing a Member’s Capital Account and for federal income tax purposes.

SECTION 9. Deposit and Use of Company Funds.  Upon formation of the Company, all cash Capital Contributions shall be transferred to a separate Company account or accounts in such banks or other financial institutions as may be selected by the Members.  Such account or accounts shall be maintained in the name of or for the benefit of the Company.  Thereafter, all revenues, bank loans, proceeds and other receipts shall be deposited and maintained in such account or accounts, which may or may not bear interest, and all expenses, costs and similar items payable by the Company shall be paid from such accounts.  The Company’s funds, including, but not limited to, the Members’ cash Capital Contributions, Company revenue and the proceeds of any borrowing by the Company, may be invested as the Members, in their sole discretion, shall deem advisable.  Any interest or other income generated by such deposits or investments shall be considered part of the Company’s account.  Company funds from any of the various sources mentioned above may be commingled with other Company funds, but not with the separate funds of any other Person, and may be withdrawn, expended and distributed as authorized by the terms and provisions of this Agreement.

SECTION 10.  Transfer of Membership Interests; Withdrawal; Additional Members.

10.1       Prohibited Transfers.  Except as provided under this Section 10, no Member shall have the right or power to directly or indirectly, sell, assign, transfer, give, hypothecate, pledge, encumber or otherwise dispose of all or any portion of his, her or its interest in the Company without the prior written consent of all Members . Any attempted transaction in violation of this prohibition shall be deemed invalid, null and void and of no force or effect, and person to whom any Membership Interest is attempted to be transferred in violation of this Agreement shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or any other rights in or with respect to the Membership Interests or the Company, or have any other rights.

10.2       Permitted Transfers.  Notwithstanding anything contained in Section 10.1 to the contrary, it is agreed that (a) Vick may sell, transfer, gift or bequeath all or any part of his Membership Interest to a family trust and/or to any member of his immediate family on such terms and conditions as he may agree upon;  (b) any Member may sell, transfer or assign all or any part of his or its Membership Interest to a corporation or limited liability company that is wholly owned and controlled by such Member; (c) Sher may sell, transfer, gift or bequeath all or any part of his Membership Interest to a family trust and/or to any member of his immediate family on such terms and conditions as he may agree upon and, in addition, Sher may sell all or part of his Membership Interest to Vick (or a Permitted Transferee of Vick) on such terms and conditions as they may agree upon, provided however, that if Vick (or Vick Permitted Transferee) declines to purchase Sher’s Membership Interest, it shall be offered in accordance with Section 10.6.  Any Person to whom all or any part of a Membership Interest is transferred under this Section 10.2 is referred to as a “Permitted Transferee.”  As a condition precedent to such transfer permitted under this Section 10.2, (i) any Permitted Transferee shall comply with the conditions set forth in this Agreement, including the execution and delivery of a writing to the other Members’ satisfaction, to join and comply with this Agreement.

10.3       Admission to Membership.  From and after the date of the formation of the Company, any Person may become an additional Member with the consent of, and upon such terms (including the capital contribution to be made and the Membership Interest to be received) as may be determined by the Members.  Upon the admission of an additional Member, Exhibit A annexed hereto shall be amended to reflect each Member’s revised ownership interest.  No additional Member shall become a Member until such additional Member shall have become a party to, and adopted all of the terms and conditions of, this Agreement and all then current Members have consented in writing.

10.4       Voluntary Withdrawal.  No Member shall have the right to Voluntarily Withdraw from the Company, except as otherwise provided in this Agreement, and any such attempted Voluntary Withdrawal shall be deemed invalid, null and void and of no further force and effect.  Any withdrawal in violation of this Agreement shall entitle the Company to damages for breach, which may be offset against the amounts otherwise distributable to such Member.

10.5       Involuntary Withdrawal.   Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Economic Interest Holder, but shall not become a Member.  In such event, the successor Economic Interest Holder shall have the rights of an Economic Interest Holder, but shall not be entitled by reason of the Member’s withdrawal to receive in liquidation of the Economic Interest, the fair market value of the Member’s Economic Interest or any other the purchase price as set forth in this Agreement as of the date the Member Involuntarily Withdrew from the Company.

10.6       Buy-Sell - Offer and Acceptance.

(a)         Subject to Section 10.2, in the event that a Member (including any Member’s Permitted Transferee) desires to dispose of his or its Membership Interest in the Company (herein, the “Initiating Member”), the Member shall offer in writing, his or its entire Membership Interest in the Company (the “Offer Notice”) as follows:

(i)           any Member of the Vick Group shall offer his or its entire Membership Interest to the Excel Group, and

(ii)          any Member of the Excel Group shall offer its entire Membership Interest to the Vick Group,

(in each case, the “Offeree Group”).

(b)         The Offer Notice shall state that the Initiating Member is prepared to sell to the Offeree Group all of the Initiating Member’s Membership Interest in the Company and shall state the purchase price at which Initiating Member is prepared to effect such sale, calculated by multiplying the Initiating Member’s valuation of 100% of the Membership Interests of the Company (the “Enterprise Value”) by the Initiating Member’s Membership Interest. The Offer Notice shall be irrevocable for a period of thirty (30) days from the date of its receipt by the Offeree Group.

(c)         The Offeree Group shall, during the thirty (30) days following receipt of the Offer Notice, give writing notification (the “Offeree Response”) to the Initiating Member pursuant to which either:

(i)           the Offeree Group has accepted the Initiating Member’s offer and shall be obligated (pari passu among all participating Members of the Offeree Group) to purchase the Initiating Member’s Membership Interest at the purchase price as set out in the Offer Notice and otherwise on the terms and conditions set out in the Offer Notice; or

(ii)          the Offeree Group offers to sell the Offeree Group’s Membership Interest to the Initiating Member at a purchase price equal to the Enterprise Value multiplied by the Offeree Group’s Membership Interest and otherwise on the terms and conditions set out in the Offer Notice.

(d)         The failure of the Offeree Group to give an Offeree Response in accordance with Section 10.6(c)(ii) above within the said thirty (30) day period shall be deemed an acceptance of the Offer Notice, i.e., Offeree’s Response to purchase the Initiating Member’s Membership Interest as provided in Section 10.6(c)(i) above.

(e)         If the Offeree Group gives an Offeree Response to sell the Offeree Group’s Membership Interest to the Initiating Member, as provided in Section 10.6(c)(ii), then the Initiating Member shall be deemed as having accepted such offer immediately upon receipt of the Offeree Response, and the Initiating Member shall be obligated to purchase the Offeree Group’s Membership Interest as provided  in Section 10.6(c)(ii) above.

10.7       Closing. The Company’s attorneys shall prepare the appropriate agreement of sale, which shall be executed by the parties at the closing of the sale (the “Closing”) which shall be held within thirty (30) days after the Offeree Response Notice was given.  The Closing shall take place at the office of the attorney for the Company, at a time to be mutually agreed upon between the parties or if they cannot agree at 2:30 P.M. on the first business day following the date prescribed in the first sentence of this paragraph.

10.8       Failure to Purchase.  If the Membership Interest of the Initiating Member or the Offeree Group, as the case may be, which is being sold (herein, the “Selling Member”) is not purchased by the Offeree Group or the Initiating Member, as the case may be (herein, the “Buyer”), as provided above in this Section 10, and such failure or refusal continues for a period of ten (10) days after written notice thereof by the Selling Member to the Buyer , then, the parties agree that the Selling Member shall have the right, exercisable at the option of the Selling Member, to cause the Company to be liquidated and the Company’s assets will be distributed to the Members in accordance with the balances in their respective Capital Accounts, subject to the applicable provisions of Section 704 of the Code, after taking into account allocations of profit or loss, if any, and any distributions, if any, of cash or property.

10.9       Payment of Purchase Price.  The purchase price for the Selling Member’s Membership Interest purchased pursuant to this Agreement shall be paid as follows: twenty five percent (25%) of the purchase price at Closing and the balance in eight (8) equal consecutive quarterly installments.  The deferred payments of the purchase price shall commence one month after the Closing and will be evidenced by a promissory note made by the Buyer bearing interest at the rate per annum equal to Citibank’s prime rate plus two (2) percentage points and providing for acceleration in the event of a default continuing for ten (10) days after written notice of default.  If, pursuant to the Code or Regulations, interest would be imputed on the installments of the purchase price in excess of the interest rate provided in this Agreement, then at the time each installment is due, the Buyer shall pay such installment, together with interest on such installment, at the lowest rate (compounded as required) necessary to avoid such imputation of interest.  The maker will have the right to prepay all or any of the installments under such note in the inverse order of their maturity without premium or penalty provided interest is paid to date of payment.

10.10     Releases.  Upon receipt of the purchase price in full or in cash and notes, as provided above, the Selling Member will deliver the certificates for such Membership Interests, if any (and all related documents), together with an executed standard form General Release in favor of the Company and the other Members, (which General Release shall be limited to the relationship of the Members to the Company and shall except the payment of the balance of the purchase price, if any, under this Agreement and, in the case of Vick, be subject to Section 10.14) to the attorney for the Company (the “Escrow Agent”), who will hold all such certificates and the General Release (the “Escrow Documents”) in escrow to secure the full payment of the purchase price, until all of the unpaid balance of the purchase price has been received and collected by the Selling Member, at which time the Escrow Agent will deliver the Escrow Documents to the Buyer.  The Buyer will have all rights of ownership during the time the Escrow Documents are held in escrow and will be entitled to receive any dividends or other emoluments as long as the Buyer is not in default under the terms of this Agreement.

10.11     Default.  Upon an uncured default in payment of the note(s), the Selling Member will have all rights of a secured party under the applicable provisions of the Uniform Commercial Code concerning Secured Transactions, as then in effect under the laws of the State of New York, which rights are incorporated in this Agreement by reference; and shall have the right, exercisable at the option of the Selling Member to cause the Company to be liquidated.  The sole obligation of the Escrow Agent is to produce the Escrow Documents at the public or private sale held pursuant to said Code provision.  The Escrow Agent shall not have any liability except for fraud or gross negligence.

10.12     Return of Property.  All credit cards and Company property of the Selling Member shall be returned promptly to the Company.  The Selling Member shall indemnify, defend, and hold harmless the Company and its other Member against any unknown and/or unauthorized charges on such cards or property.

10.13     Loans.  Any loans owed to the Company by the Selling Member shall be paid to the Company out of the first monies received on the sale of such Membership Interest under this Agreement, and any loans owed to the Selling Member by the Company (to the extent not already included in the purchase price) shall be paid at the Closing.

10.14     Survival of Provisions.   Notwithstanding anything to the contrary contained herein, the provisions of Sections 4.9 and 4.12 shall survive and continue to be binding upon Vick for as long as the Master License remains in effect and not be affected, diminished or modified by reason of the Transfer by Vick of any of Vick’s (or any Permitted Transferee’s) Membership Interest, except to the extent the Master License has been terminated in accordance with its terms, in which case said provisions shall terminate as well.

SECTION 11. Dissolution.

11.1       Dissolution of the Company.  The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)         a determination by the unanimous written consent of all the Members that the Company should be dissolved;

(b)         the sale of all or substantially all of the assets of the Company, provided, however, that no Manager shall have the power to cause same without consent of all Members;

(c)         the entry of a decree of judicial dissolution under Section 702 of the Act; or

(d)         at such earlier time as may be required by applicable law.

11.2       Continuation of the Company.  Notwithstanding anything to the contrary contained herein, the death, Disability, retirement, resignation, expulsion, Voluntary Withdrawal, Involuntary Withdrawal, bankruptcy, dissolution or removal of a Member or any other event which terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

11.3       Distribution of Assets.

(a)         If the Company is dissolved and its affairs are to be wound up, the Manager shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Members in kind in which case such assets shall be distributed to the Members on a pro rata basis to the extent reasonably practicable), (2) allocate any Net Profits or Net Losses resulting from such sales to the Members’ Capital Accounts in accordance with Section 8 hereof, (3) discharge all liabilities of the Company (other than liabilities to Members), whether by payment or the making of reasonable provision for payment thereof, including all costs relating to the dissolution, winding up and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent, conditional and unmatured liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), (5) discharge any liabilities of the Company to the Members other than on account of their interests in the Company capital or profits and (6) distribute the remaining assets to the Members in accordance with their positive Capital Account balances as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.  The Company’s assets shall be distributed to the Members, either in cash or in kind, as determined by the Members, with any assets distributed in kind being valued for this purpose at the fair market value as determined pursuant to Section 10.4(b) and treated, for these purposes, as if sold at such values and the resulting gain or loss allocated among the Members and adjusting their Capital Account balances, so that liquidation proceeds shall be distributed in accordance with each Member’s positive Capital Account balance within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(b).  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

(b)         If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.

(c)         Notwithstanding anything to the contrary in this Agreement, upon a liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), if any Member has a negative Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)         Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)         The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company and the final distribution of its assets.

11.4       Filing of Articles of Dissolution.

(a)         Upon the dissolution and complete winding up of the Company, Articles of Dissolution shall be filed with the New York  Secretary of State.

(b)         Upon the filing of the Articles of Dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.  The Members shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

11.5       Return of Contributions Non-recourse to Other Members.  Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of his, her or its Capital Contributions.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contributed by one or more Members, such Member or Members shall have no recourse against any other Member.

SECTION 12.  Indemnification.

(a)         To the fullest extent permitted by law, the Company will indemnify, defend and hold harmless each Member (including the Tax Matters Partner in such Member’s capacity as such), and the employees, officers and agents of the Company (each of the foregoing, an “Indemnified Person”) from and against any liability, loss or damage incurred by an Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company; provided that the Indemnified Person has met the standard of conduct for indemnification set forth in Section 12(b); and provided further, that indemnification under this Section 12 will be recoverable only from the assets of the Company and not from any assets of the Members.  The Company shall pay for or reimburse the reasonable expenses incurred by an Indemnified Person in connection with any such proceeding in advance of final disposition thereof if (i) the Indemnified Person furnishes the Company a written affirmation of the Indemnified Person’s good faith belief that it has met the standard of conduct for indemnification described in Section 12(b) and (ii) the Indemnified Person furnishes the Company a written undertaking to repay the advance if it is ultimately determined by a final ruling of a court of competent jurisdiction that cannot be appealed that such Indemnified Person did not meet such standard of conduct.  The undertaking described in clause (ii) above must be a general obligation of the Indemnified Person, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment.  The Company shall indemnify an Indemnified Person who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the Indemnified Person in connection with the proceeding without the requirement of a determination as set forth in Section 12(c).  Upon demand by an Indemnified Person for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Indemnified Person is entitled thereto in accordance with this Section 12.  The indemnification and advancement of expenses provided for under this Section 12 shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section 12.

(b)         Indemnification of an Indemnified Person is permissible under this Section 12 only if (i) such Person reasonably believed that it conducted itself in good faith; (ii) such Person reasonably believed that its conduct was not opposed to the Company’s best interest and was within the authority delegated to it by this Agreement or by the Members (or in the case of inaction by the Indemnified Person, such Person did not intend its inaction to be harmful or opposed to the best interests of the Company); (iii) in the case of any criminal proceeding, such Person had no reasonable cause to believe its conduct was unlawful; (iv) such Person is not adjudged in any such proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent to have failed to meet the standard of conduct described in this Section 12(b); and (v) such Person acted without gross negligence, bad faith, fraud or willful misconduct.

(c)         An Indemnified Person who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction.  On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i)           in a proceeding in which the Indemnified Person is wholly successful, on the merits or otherwise, the Indemnified Person is entitled to indemnification under this Section 12, in which case the court shall order the Company to pay the Indemnified Person its reasonable expenses incurred to obtain such court ordered indemnification; or

(ii)          the Indemnified Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnified Person met the standard of conduct set forth in Section 12(b).

(d)         Nothing contained in this Section 12 shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any Person who is or was an Indemnified Person or is or was serving at the Company’s request as a member, officer, partner, manager, trustee, employee, or agent of another entity.  Nothing contained in this Section 12 shall limit the ability of the Company to otherwise indemnify or advance expenses to any Person.  It is the intent of this Section 12 to provide indemnification to Indemnified Persons to the fullest extent now or hereafter permitted by the law consistent with the terms or conditions of this Section 12.  Indemnification shall be provided in accordance with this Section 12 irrespective of the nature of the legal or equitable theory upon which a claim is made, including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law or violation of any law of any other jurisdiction.

(e)         For purposes of this Section 12:

(i)           The term “expenses” includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out of pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section 12, applicable law or otherwise.

(ii)          The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii)         The term “party” includes a Person who was, is or is threatened to be made, a named defendant or respondent in a proceeding.

(iv)         The term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(f)          The Company may purchase and maintain insurance for its benefit, the benefit of any Person who is entitled to indemnification under this Section 12, or both, against any liability asserted against or incurred by such Person in any capacity or arising out of such Person’s service with the Company, whether or not the Company would have the power to indemnify such Person against such liability.

SECTION 13.  Exculpation.

13.1       Exculpation Generally.

(a)         No Indemnified Person shall be liable to the Company or any other Indemnified Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s fraud, gross negligence, bad faith or willful misconduct.

(b)         An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

13.2       Fiduciary and Other Duties.

(a)         An Indemnified Person acting under this Agreement will not be liable to the Company or to any other Indemnified Person for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

(b)         Notwithstanding any other provision of this Agreement or otherwise applicable law, whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in his, her or its discretion or under a grant of similar authority, the Indemnified Person will be entitled to consider only such interests and factors as such Indemnified Person desires, including his, her or its own interests, and will, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in his, her or its good faith or under another express standard, the Indemnified Person will act under such express standard and will not be subject to any other or different standards.

SECTION 14.  Representations and Warranties.

14.1       Member Representations.  Each Member hereby represents and warrants to, and covenants and agrees with, the Company as follows:

(a)         The Membership Interests will be acquired for his, her or its own account (or for a separate account managed by such Member) for investment.  He, she or it intends to hold such securities acquired indefinitely and he, she or it is not purchasing such securities with a view toward distribution in a manner which would require registration under the Securities Act of 1933, as amended (the “Securities Act”), and he, she or it does not presently have any reasons to anticipate any change in his, her or its circumstances or other particular occasion or event which would cause he, she or it to sell such securities for which he, she or it hereby acquires.  Such Member recognizes that the Membership Interests have not been registered under the Securities Act, in reliance upon an exemption from such registration and agrees that he, she or it will not sell, offer for sale, Transfer, pledge or hypothecate his, her or its Membership Interests, in whole or in part (i) in the absence of an effective registration statement covering such Transfer, pledge or hypothecation, or if an exemption from registration is applicable, upon receipt by the Company of an opinion of counsel reasonably acceptable to the Company and his, her or its counsel, and (ii) except in compliance with all applicable provisions of this Agreement.

(b)         Such Member’s authorization, execution, delivery and performance of this Agreement and any related agreements do not conflict with any other agreement or arrangement to which that Member is a party or by which he, she or it is bound.

(c)         Such Member has all requisite power and authority and, with respect to Members who are individuals, legal capacity, to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  With respect to Members which are not individuals, the execution, delivery and performance of this Agreement by such Member have been duly authorized and approved by its board of directors (or similar governing body), and no other entity or stockholder action or proceeding on the part of such Member or such Member’s stockholders is necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by such Member and, assuming the due execution of this Agreement by each of the other Members party hereto, this Agreement constitutes a valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

SECTION 15.  Miscellaneous.

15.1       Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by telecopier (and confirmed by return facsimile) or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the address for such Member on Exhibit A hereto (or to such other addresses or telecopier number as a party may specify by notice given to the other party pursuant to this provision).

15.2       Amendments.  Except as otherwise provided herein, this Agreement may not be amended, modified or revised, in whole or in part, unless in writing signed by all Members.

15.3       Binding Effect.  The provisions of this Agreement and any amendments or modifications hereto shall be binding upon and inure to the benefit of the parties hereto, their respective personal representatives, heirs, successors and permitted assigns.

15.4       Headings.  All headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall not be considered in the construction or interpretation of any provision of this Agreement.

15.5       Exhibits.  All exhibits annexed hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references to this Agreement herein or in any of such exhibits shall be deemed to refer to and include all such exhibits or schedules.

15.6       Terms.  Common nouns and pronouns shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

15.7       Severability.  Each provision hereof is intended to be severable.  If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

15.8       Entire Agreement. This Agreement, including all Exhibits hereto, constitutes the entire agreement of the parties hereto with respect to the matters hereof and supersedes any prior oral and written understandings or agreements.

15.9       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.

15.10     Jurisdiction; Venue; Service of Process.

(a)         Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in New York County, or the United States District Court located in the State of New York, for the Southern District of New York, for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such action other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)         Any action brought by any party or any of its Affiliates arising in whole or in part under or in connection with this Agreement may only be instituted in a federal or state court in the State of New York, in New York County, and each party waives any claim or objection that it may now or hereafter have to the laying of venue of any such proceeding, and agrees not to assert that venue should properly lie in any other location.

(c)         Each party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.1 above, will constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

15.11     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

15.12     No Waiver.  No course of dealing between the Company and any Member, and no delay by the Company in exercising any right, power or remedy, shall operate as a waiver or otherwise prejudice the exercise by the Company of that right, power or remedy against that or any other Member.

15.13     No Partnership Intended for Nontax Purposes. Except for tax purposes, (a) the Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership, either general or limited, (b) the Members do not intend to be partners to one another, or partners as to any third party, and (c) to the extent any Member, by word or action, represents to another Person that any Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Members who incur personal liability by reason of such wrongful representation.

15.14     Waiver of Partition.  Each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company.  Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Company or of any of the assets or properties of the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of this Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Company and hereby irrevocably waives any and all rights to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Company.  Each Member agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the Company.

15.15     Company Counsel.  Vick and Sher each acknowledges and agrees that in connection with the drafting of this Agreement, the Company is represented by the law firm of Sills Cummis & Gross P.C. (“SCG”), that SCG also represents Excel and its Affiliates in other matters, and that SCG shall continue to act as counsel to and represent the Company, Excel and/or its Affiliates in connection with this Agreement and other matters, so long as such matters do not pertain or relate to any interpretation, dispute or litigation involving this Agreement between the Company (and/or Excel and/or its Affiliates) and/or Vick and/or Sher.

15.16     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MICHAEL VICK

BRIAN SHER

EXCEL CORPORATION

By:
Ruben Azrak, President

V7 LLC

By:	EXCEL CORPORATION, Manager

By:
Ruben Azrak, President

[Signature Page of V7 LLC Operating Agreement]

EXHIBIT A

Membership Interests

Members	Initial Capital Contribution	Membership Interest

Michael Vick	$560.00	56.0%

Brian Sher	$140.00	14.0%

Excel Corporation	$300.00	30.0%

TOTAL:	$1,000.00	100.0%

OFFICERS

Name	Office

SCHEDULE A

MARK

V7

2

SCHEDULE B

MASTER LICENSE

ATTACHED

3